UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 9, 2012

STANDARD MOTOR PRODUCTS, INC.
(Exact Name of Registrant as Specified in its Charter)

New York (State or Other Jurisdiction of Incorporation)	1-4743 (Commission File Number)	11-1362020 (I.R.S. Employee Identification Number)

37-18 Northern Boulevard, Long Island City, New York 11101
(Address of Principal Executive Offices, including Zip Code)

Registrant’s Telephone Number, including Area Code: 718-392-0200

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 9, 2012, upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors of Standard Motor Products, Inc. (the “Company”) increased the size of the Board from nine to ten members and appointed Mr. Joseph W. McDonnell and Ms. Alisa C. Norris as new directors to the Board.  Mr. McDonnell and Ms. Norris will serve until the next election of directors at the Company’s 2013 annual meeting of stockholders.  Mr. McDonnell and Ms. Norris have joined the Company’s Board as independent directors, and will serve as members of the Audit Committee, Compensation and Management Development Committee, and Nominating and Corporate Governance Committee.  There is no arrangement or understanding between either Mr. McDonnell or Ms. Norris and any other person pursuant to which either Mr. McDonnell or Ms. Norris was appointed as a director of the Company. There are no transactions that are required to be disclosed pursuant to Item 404(a) of Regulation S-K in connection with the appointments of Mr. McDonnell and Ms. Norris to the Board.

Mr. McDonnell and Ms. Norris are eligible to participate in all compensation plans available to the Company’s other independent directors.  In addition, pursuant to the Standard Motor Products, Inc. 2006 Omnibus Incentive Plan, Mr. McDonnell and Ms. Norris will each receive a restricted stock grant of 625 shares of the Company’s common stock.

On October 10, 2012, the Company issued a press release announcing the appointments of Mr. McDonnell and Ms. Norris as new directors.  A copy of such press release is furnished as Exhibit 99.1 hereto.

Such press release shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

99.1	Press release dated October 10, 2012 announcing the appointments of Joseph W. McDonnell and Alisa C. Norris as new directors to the Board of Directors of Standard Motor Products, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STANDARD MOTOR PRODUCTS, INC.

	By:	/s/ James J. Burke
James J. Burke
Vice President Finance, Chief Financial Officer
Date: October 10, 2012

Exhibit Index

Exhibit No.	Description

99.1	Press release dated October 10, 2012 announcing the appointment of Joseph W. McDonnell and Alisa C. Norris as new directors to the Board of Directors of Standard Motor Products, Inc.